Exhibit 10.2

The following executive officers of Cephalon, Inc. executed this Form of Restated Executive Severance Agreement on June 24, 2008:

Name	Title
Valli F. Baldassano, Esq.	Executive Vice President, Chief Compliance Officer
J. Kevin Buchi	Executive Vice President & Chief Financial Officer
Peter E. Grebow, Ph.D.	Executive Vice President, Worldwide Technical Operations
Gerald J. Pappert, Esq.	Executive Vice President & General Counsel
Robert P. Roche, Jr.	Executive Vice President, Worldwide Pharmaceutical Operations
Lesley Russell, MB.Ch.B, MRCP	Executive Vice President, Worldwide Medical and Regulatory Operations
Carl A. Savini	Executive Vice President & Chief Administrative Officer
Jeffry L. Vaught, Ph.D.	Executive Vice President, Research & Development

FORM OF RESTATED EXECUTIVE SEVERANCE AGREEMENT

This Restated Severance Agreement is made as of the 24th day of June 2008 by and between Cephalon, Inc., a Delaware corporation (the “Company”), and [NAME OF EXECUTIVE OFFICER] (“Executive”).

WHEREAS, Executive is an executive of the Company, currently serving as its [TITLE]; and

WHEREAS, the Company and Executive previously entered into that certain Executive Severance Agreement, dated as of July 25, 2002, (the “Severance Agreement”), pursuant to which Executive is entitled to certain payments and benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Severance Agreement; and

WHEREAS, the Company and Executive desire to restate the Severance Agreement to include the terms of Amendment 2008-1 to the Severance Agreement dated June 23, 2008.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive (individually a “Party” and together, the “Parties”) agree to restate the Agreement as follows:

1.     Definitions.

(a)   “Annual Base Salary” shall mean twelve times the greater of (i) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliates (as defined in section 1504 of the Code without regard to subsection (b) thereof), together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, or (ii) the monthly base salary paid or payable to Executive by the Company (including authorized deferrals, salary reduction amounts and any car allowance) immediately prior to Executive’s Termination Date.

(b)   “Annual Bonus” shall mean 100% of Executive’s target annual bonus for the year in which Executive’s Termination Date occurs, plus 100% of any other bonuses Executive receives, or is entitled to receive, during the year in which Executive’s Termination Date occurs.

(c)   “Board” shall mean the Board of Directors of the Company.

(d)   “Bonus Multiplier” shall mean the quotient determined by dividing the total number of months in which Executive performed services for the Company during the calendar year in which Executive’s Termination Date occurs divided by 12.

(e)   “Cause” shall mean Executive has engaged in any act of unethical conduct, willful misconduct, fraud or embezzlement, any unauthorized disclosure of confidential information or trade secrets, or any other act that is materially and demonstrably detrimental to the Company.

(f)    “Change in Control” shall be deemed to have occurred if any of the following events occurs:

(i)            the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than thirty percent (30%) of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;

(ii)           a change in the composition of the Board over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board;

(iii)          a merger or consolidation in which securities possessing more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(iv)          the sale, transfer or other disposition of more than seventy-five percent (75%) of the Company’s assets in a single or related series of transactions.

(g)   “Code” means the Internal Revenue Code of 1986, as amended.

(h)   “Constructive Termination” means Executive’s voluntary resignation following any of the following events: (i) a change in Executive’s position with the Company or the successor thereto which materially reduces Executive’s level of responsibility; (ii) a reduction in Executive’s level of compensation (including base salary, significant fringe benefits or any non-discretionary and objective-standard incentive payment or bonus award) by more than ten percent (10%) in the aggregate; or (iii) a relocation of Executive’s place of employment by more than fifty (50) miles; provided, however, such change, reduction or relocation is effected by the Company or the successor thereto without Executive’s consent.

(i)    “Disability” shall mean Executive is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in any substantial gainful employment or service.

(j)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Executive’s employment under the provision so indicated.

(k)   “Termination Date” shall mean the last day of Executive’s employment with the Company.

(l)    “Termination of Employment” shall mean the termination of Executive’s active employment relationship with the Company.

2.     Termination of Employment Prior to a Change in Control.

(a)   Termination Prior to a Change of Control.  In the event that Executive’s employment with the Company is terminated prior to a Change in Control on account of an involuntary termination by the Company for any reason other than Cause, death or Disability, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b)   Compensation Upon Termination Prior to Change in Control.  Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 5):

(i)            Executive shall receive a cash payment equal to one and a half (1.5) times Executive’s Annual Base Salary at the rate in effect immediately before Executive’s Termination Date.  Except as provided in Section 24(b), payment shall be made in a lump sum within sixty (60) days after Executive’s Termination Date, but in no event earlier than the date on which the revocation period for the Release has expired.

(ii)           Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at COBRA rates as in effect on Executive’s Termination Date, to continue the Company’s medical and dental coverage for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of eighteen (18) months following

Executive’s Termination Date, plus an additional amount to fully gross-up Executive for any ordinary income taxes that result from such payment, so that the after-tax amount that Executive will receive will be equivalent to the COBRA rates for such coverage.  Except as provided in Section 24(b), payment shall be made in a lump sum within sixty (60) days after Executive’s Termination Date, but in no event earlier than the date on which the revocation period for the Release has expired.

The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s termination of employment with the Company and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed $15,000; provided, however, that the period during which the outplacement assistance services will be covered and the reimbursements paid does not extend beyond the period set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(iv)          Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)   Notice of Termination.  Any termination on account of this Section 2 shall be communicated by a Notice of Termination to the other Parties hereto given in accordance with Section 18 hereof.

3.     Termination of Employment on Account of a Change in Control.

(a)   Termination on Account of a Change in Control.  In the event that Executive’s employment with the Company is terminated after, or in connection with, a Change in Control on account of: (i) an involuntary termination by the Company following a Change in Control for any reason other than Cause, death or Disability, (ii) Executive voluntarily terminates employment with the Company following a Change in Control on account of a Constructive Termination, (iii) by the Company (other than for Cause, death or Disability) prior to or in connection with an anticipated Change in Control at the request or direction of the acquirer involved in the Change in Control, or (iv) voluntarily by Executive for any reason (other than for death, Disability, or under circumstances in which Executive engaged in conduct that would constitute Cause) during the thirty (30) day period immediately following the first anniversary of the occurrence of a Change in Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3.  If Executive is entitled to benefits described in subsection (b) of this Section 3 by reason of clause (a)(iii) above, Executive shall be entitled to such benefits upon Executive’s Termination of Employment regardless of whether the Change in Control actually occurs.

(b)   Compensation in Connection With a Termination on Account of a Change in Control.  Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release:

(i)            Executive shall receive a cash payment equal to the sum of (x) three (3) times Executive’s Annual Base Salary at the rate in effect immediately before Executive’s Termination Date, (y) three (3) times Executive’s Annual Bonus, and (z) the Bonus Multiplier times Executive’s Annual Bonus.  Except as provided in Section 24(b), payment shall be made in a lump sum within sixty (60) days after Executive’s Termination Date, but in no event earlier than the date on which the revocation period for the Release has expired.

(ii)           Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at COBRA rates as in effect on Executive’s Termination Date, to continue the Company’s medical and dental coverage for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of thirty-six (36) months following Executive’s Termination Date, plus an additional amount to fully gross-up Executive for any ordinary income taxes that result from such payment, so that the after-tax amount that Executive will receive will be equivalent to the COBRA rates for such coverage.  Except as provided in Section 24(b), payment shall be made in a lump sum within sixty (60) days after Executive’s Termination Date, but in no event earlier than the date on which the revocation period for the Release has expired.

All stock options and restricted stock held by Executive will become fully vested and/or exercisable, as the case may be, on the Termination Date, and all stock options shall remain exercisable after Executive’s Termination Date as set forth in the applicable option agreements with the Company.

(iii)          The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s termination of employment with the Company and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed $15,000; provided, however, that the period during which the outplacement assistance services will be covered and the reimbursements paid does not extend beyond the period set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(iv)          Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)   Notice of Termination.  Any termination on account of this Section 3 shall be communicated by a Notice of Termination to the other Parties hereto in accordance with Section 18 hereof.

4.     Termination of Employment on Account of Disability.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof.

5.     Release.  Notwithstanding the foregoing, no such payments shall be made unless Executive executes, and does not revoke, the Company’s standard written release (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or the termination thereof.

6.     Other Payments.  The payments due under Sections 2 and 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company, except that no cash payments shall be paid to Executive under the Company’s then current severance pay policies.

7.     Enforcement.

(a)   In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 2, 3 and 6 hereof within the respective time periods provided therein, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Sections 2, 3 and 6, as appropriate, until paid to Executive, at the rate from time to time announced by First Union Bank as its “prime rate” plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

(b)   It is the intent of the Parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under Sections 2, 3 and 6 of this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, the Company shall pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement.

8.     No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

9.     Non-Exclusivity of Rights.  Except as provided in Section 6, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.

10.   No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

11.   Taxes.  Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

12.     Certain Increases in Payment.

(a)   Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, Executive shall be paid an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence (or, if greater, the state and locality in which Executive is required to file a nonresident income tax return with respect to the Payment) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)   All determinations to be made under this Section 12 shall be made by the Company’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.  Except as provided in Section 24(b), within five days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Section 12.

(c)   Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)          cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 12, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)   If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)   All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

13.   Confidential Information.  Executive shall remain subject to the terms and conditions of Executive’s Employee Confidentiality Agreement, which shall continue in full force and effect, except as specifically modified herein.

14.   Non-Competition.

(a)   During the period of Executive’s employment by the Company and, if Executive’s employment with the Company terminates for any reason other that described in Section 3(a) above, for a period of one (1) year thereafter, except with the written consent of the Board, Executive shall not directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, stockholder, consultant, investor or otherwise with, or use or permit Executive’s name to be used in connection with, any person, business or enterprise which directly or indirectly engages in (i) the development of compounds, or (ii) the sale or marketing of products, that compete with the Company’s compounds or products (the “Company’s Business”).  In further consideration for the Company’s promises herein, Executive agrees that for the period beginning with the termination of Executive’s employment with the Company for any reason other than that described in Section 3(a) above, and for a period of one (1) year thereafter, Executive will not:

(i)            except with the prior written consent of the Board, directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to the Company’s Business or to cease doing business with the Company or its subsidiaries or affiliates, and that Executive will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve, encourage or assist the taking of such actions by any other person, firm or corporation; or

(ii)           directly or indirectly solicit, recruit or hire any part-time or full-time employee, representative or consultant of the Company or its subsidiaries or affiliates to work for a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative or consultant to violate any agreement with the Company or its subsidiaries or affiliates.  The foregoing covenant shall not apply to any person after twelve (12) months have elapsed after the date on which such person’s employment by the Company has terminated.

(b)   The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a stockholder, or seeks to do any of the foregoing.

15.   Equitable Relief.

(a)   Executive acknowledges that the restrictions contained in Sections 13 and 14 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Section 14 hereof will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)   Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 13 or 14 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 13 or 14 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)   Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 13 or 14 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 18 hereof.

16.   Term of Agreement.  This Agreement shall continue in full force and effect for the duration of Executive’s employment with the Company; provided, however, that after the termination of Executive’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.

17.   Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

18.   Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Cephalon, Inc.
41 Moores Rd.
Frazer, PA 19355
Attn:

With a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attn: I. Lee Falk, Esquire

If to Executive, to:

[EXECUTIVE OFFICER ADDRESS]

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a change in control, notice at the last address of the Company or to any successor pursuant to this Section 18 shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

19.   Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

20.   Contents of Agreement, Amendment and Assignment.

(a)   This Agreement supersedes all prior agreements, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company’s behalf by a duly authorized officer.  The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

(b)   Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, or as changing or modifying the “at will” nature of Executive’s employment status.

(c)   All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive and the Company hereunder shall not be assignable in whole or in part by the Company.  If Executive should die after Executive’s Termination Date and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devises, legates or other designees or, if there is no such designee, to Executive’s estate.

21.   Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

22.   Remedies Cumulative; No Waiver.  No right conferred upon the Parties by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

23.   Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

24.   Section 409A.

(a)   Interpretation.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)   Payment Delay.  Notwithstanding any provision to the contrary in this Agreement, if on Executive’s Termination Date Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company (or any successor thereto) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following Executive’s “separation from service” with the Company (or any successor thereto).  The postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s “separation from service” with the Company (or any successor thereto).  If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.  No interest shall be paid on any amounts delayed pursuant to this subsection.

(c)   Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.  If expenses are incurred in connection with any tax audit or litigation, any reimbursements under the Agreement for such expenses shall be paid not later than the end of Executive’s taxable year following Executive’s taxable year in which (i) the tax audit or litigation is resolved if no taxes are paid or (ii) the taxes that are subject to such audit or litigation are remitted to the taxing authority.  Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CEPHALON, INC.

Attest:	By:
Its:

Witness	[NAME OF EXECUTIVE OFFICER]